December 21, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource International Series, Inc. (the "Registrant"), and, under the date of December 20, 2006 we reported on the Registrant's financial statements for RiverSource International Opportunity Fund and RiverSource European Equity Fund as of and for the years ended October 31, 2006, and for RiverSource Disciplined International Equity Fund as of and for the period from May 18, 2006 (when shares became publicly available) to October 31, 2006. On April 13, 2007 we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on December 20, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007 or (ii) the statements in the last paragraph.

Very truly yours,

/s/KPMG LLP